Exhibit 10.5

CONSULTING AGREEMENT

THIS AGREEMENT is effective as of the 25th day of February 2026 by and between Nuclea Energy Inc. (the “Corporation”) and Irydyum Scientific Inc. (the “Consultant”), collectively known as the “Parties”.

RECITALS:

A. The Corporation is a nuclear energy company in the business of developing an innovative nuclear reactor concept (the “Business”); and

B. The Corporation wishes to retain the Consultant, as Senior Technology Advisor to the Corporation, to provide certain services to the Corporation upon the terms and conditions hereinafter set forth.

NOW THEREFORE IN CONSIDERATION of the mutual promises and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

Article 1: INTERPRETATION

1.1	All payments contemplated herein shall be paid in Canadian funds by electronic transfer or cheque.

1.2	The division of this Agreement into Articles and Sections is for convenience of reference only and shall not affect the interpretation or construction of this Agreement or any part thereof. Any reference herein to this “Agreement” shall mean this Consulting Agreement and the Schedules herein and any amendments, modifications, deletions or alterations which may be made thereto in accordance with the provisions hereof and includes any recitals or any schedule hereto and any supplementary or confirming agreement or agreements hereafter executed.

1.3	All words and personal pronouns shall be read and construed as the number and gender of the party or parties referred to in each case as required and the verb shall be construed as agreeing with the required word and pronoun.

1.4	Any references herein to any law, by-law, rule, regulation, order or act of any government, governmental body or other regulatory body shall be construed as a reference thereto as amended or re-enacted from time to time or as a reference to any successor thereto.

Article 2: DUTIES

2.1	Subject to the terms of this Agreement, the Corporation hereby engages the Consultant to provide such technical advisory and consulting services as may be agreed by the Parties from time to time during the term of this Agreement (the “Services”), which Services may include, without limitation, the services generally described in the in the general statement of work attached hereto as Schedule “A”.

2.2	From time to time, the Parties may agree that the Consultant will perform specific projects or development work (each, a “Project”). Each Project shall be governed by a separate written statement of work or project agreement (each, a “Statement of Work”), which shall describe the scope of services, deliverables, fees, timelines, and any additional terms applicable to such Project.

2.3	The Parties acknowledge that the Services covered by this agreement are not expected to result in the creation or development of any intellectual property or work product. Any services that are anticipated to result in the creation of intellectual property or work product will have to be governed by separate agreements. The ownership, licensing, and use of any such intellectual property or work product shall be governed exclusively by the applicable Statement of Work to which such intellectual property or work product was created or developed, and nothing in this Agreement shall by construed to grant any rights in or to such intellectual property..

2.4	Except as otherwise provided in this Agreement, the Consultant shall have full discretion with respect to working time, methods, and decision-making in the performance of the Services. The Consultant shall perform the Services independently and not under the direction or control of the Corporation, while remaining reasonably responsive to the Corporation’s needs and requirements.

Article 3: COMPENSATION AND EXPENSES

3.1	In consideration of the performance of the Services, the Corporation shall pay to the Consultant a monthly fee of $7,500 CAD (the “Consulting Fees”) plus applicable GST/HST (and any other applicable sales taxes), which amount shall be pro-rated for any partial month. The Consulting Fees shall be paid monthly in arrears within 15 days of the end of each month.

3.2	The Parties acknowledge and agree that any Project undertaken pursuant to a Statement of Work may provide for additional fees payable to the Consultant. Unless otherwise expressly stated in a Statement of Work, such fees shall be payable in addition to the Consulting Fees and in accordance with the payment terms set out in the applicable Statement of Work.

3.3	The parties acknowledge and agree that the Consultant is being engaged as an independent contractor and no taxes, deductions, assessments, premiums, remittances or withholdings shall be made by the Corporation with respect to any individual who is engaged by the Consultant and performs services for and on behalf of the Corporation pursuant to this Agreement.

3.4	Except as otherwise provided in this Agreement or mutually consented to by the Parties, the Consultant shall, at its own expense, furnish all equipment, software, materials, and other supplies necessary for the performance of the Services.

3.5	The Consultant shall be eligible to participate in any stock option or restricted share unit plan established by the Company, subject to the terms of such plan and applicable board approval.

Article 4: CONFIDENTIALITY

4.1	Definition of Confidential Information. “Confidential Information” means any and all non-public information, whether oral, written, electronic, or otherwise, relating to the Corporation, its business, technology, or affairs, that is disclosed to or accessed by the Consultant, including but not limited to:

(a)	reactor designs, technical data, schematics, engineering specifications, and research and development data; (b) business plans, financial information, and investor lists; and (c) any other information that a reasonable person would understand to be confidential given the nature of the information or the circumstances of disclosure.

4.2	Non-Disclosure and Non-Use. The Consultant agrees that it shall: (a) keep the Confidential Information strictly confidential and take all reasonable precautions to protect it from unauthorized access or disclosure; (b) not disclose, publish, or disseminate the Confidential Information to any third party without the prior written consent of the Corporation, except to the Consultant’s legal counsel, accountants, or other advisors, as necessary; and (c) not use the Confidential Information for any purpose other than the strict performance of the Services for the benefit of the Corporation without the prior written consent of the Corporation.

4.3	Exceptions. The obligations in this Article shall not apply to information that: (a) is or becomes generally available to the public other than as a result of a breach of this Agreement by the Consultant; (b) was or came in the Consultant’s lawful possession independently from the disclosure by the Corporation; or (c) is required to be disclosed by law or court order, provided the Consultant gives the Corporation prompt written notice to allow the Corporation to seek a protective order.

4.4	Return of Materials. Upon the termination of this Agreement, or at any time upon the Corporation’s request, the Consultant shall promptly return to the Corporation or destroy (and certify such destruction in writing) all documents, materials, and data containing or reflecting any Confidential Information.

Article 5: REPRESENTATIONS, WARRANTIES & COVENANTS

5.1	The Consultant makes the following representations, warranties and covenants for the benefit of Corporation:

(a)	the Consultant has all necessary authority and capacity to enter into this Agreement and to perform the Consultant’s obligations herein; and

(b)	the Consultant represents and further covenants that in the performance of the Services, the Consultant will not knowingly violate any law, statute, or regulation of any provincial, state, federal or municipal government.

5.2	The Corporation represents, warrants and covenants for the benefit of the Consultant that the Corporation has all necessary authority and capacity to enter into this Agreement and to perform its obligations herein.

Article 6: TERM AND TERMINATION

6.1	Subject to the terms and conditions hereinafter described, the term of this Agreement shall commence on the date hereof and shall continue until terminated in accordance with the terms of this Agreement (the “Term”).

6.2	Termination by Agreement. Notwithstanding any other provision in this Agreement, the Parties may mutually agree at any time in writing to terminate this Agreement.

6.3	Termination by either party

(a)	Either party may terminate this Agreement by providing thirty (30) days’ prior written notice (the “Notice Period”) to the other party.

(b)	If the Consultant provides such notice to the Corporation, the Corporation may require the Consultant to cease duties prior to the expiry of the Notice Period, provided that the Corporation shall pay to the Consultant any accrued but unpaid Consulting Fees up to the end of the Notice Period.

(c)	If the Corporation provides such notice to the Consultant, the Corporation may, at its option, (a) require the Consultant to continue performing the Services during the Notice Period, or (b) direct the Consultant to cease performing Services prior to the expiry of the Notice Period, in which case the Corporation shall pay to the Consultant any accrued but unpaid Consulting Fees up to the effective date the Corporation directs the Consultant to cease performing Services.

6.4	Termination by the Corporation

(a)	The Corporation may terminate the engagement of the Consultant at any time without notice or compensation in lieu thereof upon the occurrence of any of the following circumstances:

(i)	refusal or repeated failure to perform the Services that is not remedied by the Consultant promptly, following written notice from the Corporation;

(ii)	any act or omission or series of acts or omissions which would at law permit the Corporation to terminate the Consultant’s engagement without notice or compensation in lieu thereof; or

(iii)	any material breach by the Consultant (not covered by any of the foregoing clauses) and not cured (if curable) within 10 days after written notice thereof.

(b)	In the event of termination of this Agreement pursuant to the provisions of this Section 6.4 the Consultant shall not be entitled to receive prior notice nor compensation in lieu of notice and the Corporation shall not be obligated to continue to pay the Consulting Fees or any other amounts under this Agreement beyond the date of termination, except to pay to the Consultant any accrued but unpaid Consulting Fees.

6.5	Termination by the Consultant

(a)	The Consultant may terminate this Agreement at any time without notice upon the occurrence of any material breach by the Corporation that is not cured (if curable) within 10 days after written notice thereof.

(b)	In the event of termination of this Agreement pursuant to the provisions of this Section 7.5, the Corporation shall not be entitled to receive prior notice nor compensation in lieu of notice and the Consultant shall not be obligated to continue to perform the Services beyond the date of termination and shall have no further liability or obligation whatsoever to the Corporation under this Agreement after the date of such except for any obligations that expressly survive termination (including Articles 4) and any rights or obligations that accrued prior to termination.

6.6	Obligations Upon Termination

(a)	Upon termination of this Agreement under Section 7.2 or 7.3 unless the Corporation provides otherwise, the Consultant shall not commence providing services to the Corporation which may extend beyond the end of the Notice Period without the express consent of the Corporation and the Consultant shall complete all Services in progress to the extent possible during the Notice Period.

6.7	Termination Upon Change of Control

(a)	For the purposes of this Agreement, a “Change of Control” means (i) the acquisition, directly or indirectly, by any person or group of persons acting jointly or in concert, of more than fifty percent (50%) of the voting securities of the Corporation; or (ii) the sale of all or substantially all of the assets of the Corporation to a third party that is not an affiliate; or (iii) the completion of an initial public offering of the Corporation’s equity securities pursuant to a prospectus filed with, and receipted by, the applicable securities regulatory authorities; or (iv) any other transaction or event pursuant to which the Corporation first offers or lists its equity securities to the public on any recognized exchange, marketplace, alternative trading system, or digital asset platform, including but not limited to by way of a reverse takeover, qualifying transaction, or business combination with a special purpose acquisition company, whether or not conducted by way of a prospectus.

(b)	If, following a Change of Control and within ninety (90) days thereafter, the Corporation (or its successor) elects not to continue the Consultant’s engagement, or offers continued engagement on terms that are materially less favourable in scope or economics than those set out herein, the Corporation shall pay to the Consultant a one-time transition fee equal to six (6) months of the Consulting Fees, payable in a lump sum.

Article 7: RELATIONSHIP OF THE PARTIES

7.1	The Parties acknowledge and agree that, throughout the Term, the Consultant shall remain an independent contractor. Nothing contained in this Agreement shall be deemed to create a partnership, joint venture or relationship of principal and agent or employer and employee between the parties or to provide either party with the right, power or authority, whether express or implied, to create any such duty or obligation on behalf of the other party. Each party covenants and agrees that it will not hold itself out as a partner, joint venturer, co-principal or co-employer with the other party, or any of its affiliates, by reason of this Agreement.

7.2	The Parties acknowledge and agree that this Agreement is non-exclusive and that, during or after the Term, nothing herein shall restrict either Party from engaging or contracting with third parties for the provision of services similar to the Services.

Article 8: INDEMNIFICATION AND LIMITATION OF LIABILITY

8.1	The Corporation shall indemnify and hold harmless the Consultant and its directors, officers, employees, shareholders and permitted successors and assigns (collectively, the “Consultant Indemnitees”) from and against any and all losses, damages, liabilities, costs, and reasonable expenses suffered or incurred by any of the Consultant Indemnitees and against each and every claim made against any of the Consultant Indemnitees to the extent they are arising out of: (a) the Services; (b) the Corporation’s use of any of the advice, works or information received from the Consultant Indemnitees; (c) the gross negligence, willful misconduct or fraud of the Corporation; or (d) any material breach by the Corporation of its obligations under this Agreement, except where the Consultant Indemnitees were grossly negligent in the development of the results, materials, works or information used by the Corporation.

8.2	The Consultant shall indemnify and hold harmless the Corporation and its directors, officers, employees and permitted successors and assigns (collectively, the “Corporation Indemnitees”) from and against any and all losses, damages, liabilities, costs, fines and penalties suffered or incurred by any of the Corporation Indemnitees arising out of or relating to: (a) the gross negligence, willful misconduct, or fraud of the Consultant; or (b) any material breach by the Consultant of its obligations, representations, or warranties under this Agreement.

8.3	In the event that the Corporation or any third party asserts a claim against the Consultant, in no event shall the total cumulative liability of the Consultant (including its principals, employees, directors, officers, or agents), for all claims arising out of or relating to this Agreement, exceed actual direct, provable damages, up to the amount actually received by the Consultant from the Corporation in respect of the Agreement.

8.4	The Corporation acknowledges and agrees that the Consultant will not be liable for any consequential damages, lost profits, lost savings, loss of anticipated revenue, or any exemplary, punitive, special or indirect damages of the Corporation pursuant to or in any way connected to this Agreement, regardless of the form or cause of action, whether or not such damages could reasonably be foreseen or whether or not the Consultant was advised of or was aware of the possibility of such damages in advance.

8.5	The Consultant makes no warranty, statutory, express, implied, or by estoppel, as to the outcome of the Services, advice or product or service, whether tangible or intangible, made or developed pursuant to this Agreement. The Consultant expressly disclaims any implied warranty of merchantability, non-infringement of third-party rights, or fitness for a particular purpose concerning the Services or the advice or product or service therefrom.

8.6	The Parties acknowledge and agree that any advice or information provided pursuant to this Agreement is provided on an “as is” basis. The Consultant makes no representations and extends no warranties of any kind, either express or implied, with respect to the Services or any work or service performed under this Agreement. Without restricting the generality of the foregoing, there are no express or implied warranties of merchantability or fitness for a particular purpose, or that the Services or the use of such information provided thereby will not infringe any patent, copyright, trademark, or other proprietary right of any third party.

Article 9: MISCELLANEOUS

9.1	Any notice which is required or permitted by this Agreement to be given shall be in writing and shall be sufficiently given if delivered personally or sent by registered mail or facsimile or email to the Consultant at:

105 Consumer Drive

Whitby, Ontario L1N 1C4

Attention: Eleodor Nichita

Email: enichita@irydyum.ca

and to the Corporation at:

15315 66 Ave #201

Surrey, British Columbia V3S 2A2

Attention: Sagar Sanghera

Email: sagar@nuclea.energy

Any such notice or other written communication if: (a) delivered personally shall be conclusively deemed to be received on the day the notice or other communication is delivered or the next business day if the day of delivery is not a business day, (b) if sent by prepaid registered or certified mail shall be conclusively deemed to be received on the fifth business day next following its post-marked date provided, however, that in the event of an interruption of normal postal service it shall be deemed to have been given and received on the fifth business day following the day on which normal postal service is restored and (c) if sent by facsimile or email transmission shall be deemed to be received on the day transmitted provided such transmission occurs prior to 5:00 p.m. (local time of the recipient) on a business day, otherwise it will be deemed to have been given and received on the business day next following the date of transmission.

9.2	Subject to the terms and conditions hereof, each party agrees to use reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to effect the transactions contemplated by this Agreement including, without limitation, the performance of such further acts or the execution and delivery of any additional instruments or documents as either party may reasonably request in order to carry out the purposes of this Agreement and the transactions contemplated hereby.

9.3	This Agreement constitutes the complete understanding of the parties with respect to the subject matter hereof and supersedes any and all prior agreements and understandings between the parties with respect to the subject matter hereof, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein.

9.4	Time shall be of the essence of this Agreement.

9.5	Any provision hereof which by its terms is intended to survive the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement and remain in full force and effect as necessary to give effect thereto.

9.6	This Agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, and each of the parties attorns to the jurisdiction of the courts of the Province of Ontario and all courts competent to hear appeals therefrom.

9.7	This Agreement shall enure to the benefit of and be binding on the parties and their respective and applicable successors and permitted assigns. Except as expressly permitted in this agreement, neither this Agreement nor any of the rights, benefits or obligations of either party under this Agreement may be assigned without the prior written consent of the other party.

9.8	The Parties acknowledges that they each have obtained independent legal advice or have waived such right with respect to entering into this Agreement.

9.9	Subject to the terms herein, this Agreement may not be amended except upon the written consent of each of the parties. By an instrument in writing, either party may waive compliance by the other with any term or provision of this Agreement that the other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.

9.10	In the event that any provision of this Agreement shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts of this Agreement shall be and remain in full force and effect.

9.11	This Agreement may be executed in one or more counterparts, each of which will constitute an original and all of which together will constitute one and the same agreement. DocuSign and portable document format (PDF) copies of signatures shall for all purposes be treated as original signatures.

9.12	The provisions of Article 4 shall survive termination of the Agreement for any reason whatsoever.

9.13	If any dispute or controversy occurs between the Parties relating to the interpretation or implementation of any of the provisions of this Agreement, the dispute will be resolved by arbitration at Canadian Arbitration Association pursuant to the Canadian Arbitration Association Expedited Arbitration Rules. The parties agree that the Canadian Arbitration Association Expedited Arbitration Rules give the parties a fair opportunity to present their case and respond to the case of the other side. The arbitration shall be held in Toronto, Ontario. The arbitration shall proceed in accordance with the provisions of the Arbitration Act, 1991, R.S.O. 1991, c.17. The decision arrived at by the arbitrator(s) shall be final and binding and no appeal shall lie therefrom. Judgement upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The costs of the arbitrator shall be divided equally between the parties.

[Signature Page Follows]

IN WITNESS WHEREOF the parties have duly executed this Agreement on the date first above mentioned.

NUCLEA ENERGY INC.

/S/ Sagar Sanghera
Name:	Sagar Sanghera
Title:	Director
I have authority to bind the corporation

IRYDYUM SCIENTIFIC INC.

/S/ Eleodor Nichita
Name:	Eleodor Nichita
Title:	President
I have authority to bind the corporation

Signature Page

Schedule “A”
Technical Advisory Services

●	Participating in discussions for deciding development steps and making recommendations.

●	Participating in discussions with service and equipment providers and making recommendations with respect to such providers.

●	Interfacing with the licensing manager to establish specific design and analysis effort required by licensing.

●	Participating in discussions with nuclear regulator and, when necessary, making technical presentations to nuclear regulator.

●	Establishing computational framework and tools for safety analysis.

●	Working with the design authority to establish policies, processes and procedures.

●	Training of personnel.

Schedule A